WORLDWIDE ENTERTAINMENT & SPORTS CORP.
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 1997
                                   (Unaudited)

     The following unaudited condensed consolidated balance sheet includes all adjustments (consisting of only normal recurring adjustments) that the Company considers necessary for a fair presentation of the financial information set forth therein, in accordance with generally accepted accounting principles.


         ASSETS

CURRENT ASSETS
     Cash and certificates of deposit                              $1,279,415
     Marketable securities (at fair market value)                     516,870
     Accounts receivable, net of allowance for
       doubtful accounts of $600                                      177,484
     Due from athletes and other related parties,                     597,497
       net of reserves of $192,074
     Other Current Assets                                              20,660
                  Total Current Assets
                                                                    2,591,926

PROPERTY AND EQUIPMENT - AT COST
Less accumulated depreciation of $41,836                               21,856

OTHER ASSETS                                                           58,903

                  TOTAL ASSETS                                     $2,672,685

         LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     Accounts payable                                                $109,090
     Compensation and related items                                    26,262
     Escrow funds payable                                             155,344
     Income taxes payable                                                 450
                  Total Current Liabilities                           291,146

STOCKHOLDERS' EQUITY
     Preferred stock, $.01 par value; authorized 5,000 shares;
         no shares issued                                        $        -
     Common stock, $.01 par value; authorized 20,00,000
         shares; 6,182,753 shares issued                                61,828
     Additional paid-in capital                                      8,182,964
     Accumulated deficit                                            (5,850,903)
     Demand note receivable on private issuance of Common Stock        (12,350)
                  Total Stockholders' Equity                         2,381,539

                  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $2,672,685